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Exhibit 10.43

CYBERKNIFE G4 PLACEMENT AGREEMENT

ACCURAY INCORPORATED—[NAME OF INSTITUTION]

        This CyberKnife® G4 Placement Agreement ("Agreement") is made and entered into as of                        , 2006 ("Effective Date") by and between Accuray Incorporated, a California corporation, with offices located at 1310 Chesapeake Terrace, Sunnyvale, California 94089 ("Accuray") and                        , located at                        ("Institution").

RECITALS

        Accuray is the developer and manufacturer of the CyberKnife 4th Generation Robotic Radiosurgery System more fully described in Schedule 1 ("CyberKnife G4" or "Equipment").

        Accuray's mission is to enable full-body radiosurgery using image-guided robotics. We design, develop and sell the CyberKnife G4, an FDA-cleared image-guided robotic radiosurgery system used to provide treatment planning and image-guided stereotactic radiosurgery (or precision radiotherapy) for lesions, tumors and conditions anywhere in the body where radiation treatment is indicated. Radiosurgery combines the proven capability and non-invasive nature of radiation with the precision and effectiveness of conventional surgery, thereby making it possible to non-invasively destroy solid tumors. We believe that the integration of our proprietary image-guidance system with robotic delivery capability establishes the CyberKnife G4 as the next generation of radiosurgery systems.

        Institution wishes to have the use of a CyberKnife G4 in order to have the capability to provide full-body stereotactic radiosurgery/radiotherapy treatments for patients; and,

        Institution and Accuray agree to enter into an agreement to share the cost of acquiring a CyberKnife G4, whereby Accuray is willing to provide the Equipment to Institution and Institution is willing to provide appropriate medical and surgical services utilizing the Equipment on the terms and conditions set forth herein.

        This Agreement proposal shall expire if not signed and received by Accuray by                        , 2006.

AGREEMENT TERMS

For and in consideration of the mutual covenants and agreements contained herein and of other good and valuable consideration, Accuray and Institution, intending to be legally bound, hereby agree as follows:

1.     DELIVERY AND INSTALLATION OF EQUIPMENT

  1.1.
  Delivery Date.    Delivery of the Equipment is scheduled to be on or before                        ("Delivery Date"). Both Institution and Accuray will use their best efforts to meet Delivery Date.

  1.2.
  Site Preparation.    As set forth below, Institution agrees to prepare a site for the Equipment meeting the specifications that Accuray will provide, and which Accuray will be able to inspect at least 30 days before delivery.

  1.2.1.
  Institution, at its expense, shall prepare a site for the Equipment which meets all of the requirements of the Site Planning Manual provided by Accuray.

  1.2.2.
  Institution shall also arrange for and provide at its sole expense all unloading, rigging and lifting necessary for and incidental to installation of the Equipment.

    1.2.3.
    Institution will complete the site preparation and be prepared to do the unloading, rigging, and lifting work by the Delivery Date.

  1.3.
  Failure to Complete Site Preparation

  1.3.1.
  No Monetary Penalty.    There are no monetary penalties associated with Institution's failure to have this preparatory work completed by the Delivery Date, however, Institution understands that Accuray's compliance with the estimated timetable contained in this Agreement depends upon Institution's timely completion of this work. Institution agrees to keep Accuray informed of its progress with respect to its work under this Section.

  1.3.2.
  Storage.    If the site is not ready for installation by the Delivery Date, Institution will provide, and bear the cost of, suitable space for storage of the Equipment until the site is ready for Equipment installation.

  1.3.3.
  Significant Delay.    Should this site preparation work by Institution be significantly delayed, Institution understands that it may lose its place in Accuray's production and installation schedule and Accuray may reschedule the Delivery Date, giving consideration to all of its customer commitments.

  1.3.4.
  Option to Cancel.    Should Institution's site preparation work not be commenced within three months of the date of this Agreement and thereafter pursued diligently to completion, Institution understands that Accuray may, at its sole option, cancel this Agreement.

  1.4.
  Shipment.    Accuray and Institution will share the cost of shipment of the Equipment, Institution will arrange and pay for the unloading, rigging and lifting of the Equipment, and Accuray will be responsible for the complete installation of the Equipment.

  1.5.
  Delivery, Installation and Acceptance

  1.5.1.
  Delivery.    Provided that Institution has completed the site preparation work described in the Section 1.2 in a timely manner, Accuray shall complete delivery and installation of the Equipment at the site within thirty (30) days after the agreed Delivery Date. Upon delivery, Accuray will invoice and Institution shall reimburse Accuray for one-half of Accuray's cost of delivering the Equipment to Institution's site.

  1.5.2.
  Early Delivery.    Accuray may deliver the Equipment before the scheduled delivery date if a manufacturing slot and installation team becomes available, and the parties agree.

  1.5.3.
  Acceptance.    Upon installation as described in Section 1.5.1, Accuray shall demonstrate to Institution that the Equipment meets Accuray's Acceptance Test Standards, at which point the Equipment shall be deemed to have been accepted by Institution ("Acceptance"). Institution shall sign Accuray's acceptance form upon successful demonstration that the Equipment meets Accuray's Acceptance Test Standards, signature not to be unreasonably withheld. Notwithstanding the foregoing, any use of the Equipment by Institution, its agents, employees or licensees, for any purpose after delivery and before acceptance thereof, without the express written approval of Accuray, shall constitute acceptance of the Equipment by Institution.

  1.5.4.
  Failure by Accuray.    Accuray's failure to meet the delivery, installation or acceptance date set forth in this paragraph for reasons beyond its control shall not provide Institution with a right to terminate this Agreement.

  1.6.
  Commencement Date.    Institution believes that, by the date of Acceptance, it will have identified medically suitable patients to be treated using the Equipment, and will schedule its first patient treatment as quickly as is possible and medically indicated after the date of Acceptance, after completing appropriate System Commissioning, Quality Assurance Testing and Calibration. The date of this first patient treatment shall be the "Commencement Date."

2.     OWNERSHIP

  2.1.
  Unless and until Institution purchases the Equipment as expressly permitted in this Agreement, the Equipment is and shall at all times be and remain the sole exclusive (personal) property of Accuray (or such leasing company or other entity to which Accuray elects to transfer title in connection with the financing of the Equipment and the monthly income stream from the Equipment) and at all times be and remain personal property notwithstanding that it or any part of it may be, or hereafter become, in any manner affixed or attached to real property or any building thereon. Institution agrees to provide financials, acknowledgments and other information that Accuray may reasonably request to help Accuray secure financing from a financing entity, using the Equipment and the obligations under this Agreement as collateral, it being understood that such financing will not require any obligations from Institution other than those required in this Agreement. Institution agrees that it will furnish or record such owner's, mortgagee's, landlord's, or other disclaimers, waivers, or consents and such filings under the Uniform Commercial Code as may be necessary or reasonably requested by Accuray in order to give full effect to the intent of the provisions of this Section 2.

3.     TRAINING

  3.1.
  Institution Personnel.    Institution will identify up to ten (10) personnel for training by Accuray, and subsequent operation of the Equipment. Such personnel may include, for example, Surgeons, Radiation Oncologists, Physicists, Radiation Therapists, RN/Scheduler, Dosimetrists, and Cancer Center Director for training. Additionally, Institution shall identify a "Core Group" of five (5) personnel which shall include at least one (1) Surgeon, one (1) Radiation Oncologist, one (1) Medical Physicist and one (1) Radiation Therapist.

  3.2.
  Training Elements.    Training as provided by Accuray shall include:

  3.2.1.
  Technical training for all ten (10) personnel.

  3.2.2.
  One (1) Clinical Site Visit for the Core Group.

  3.2.3.
  One (1) On-Site "Go Live" Training Session.

  3.3.
  Training Terms.    Accuray will provide training for Institution as follows:

  3.3.1.
  Accuray will provide Technical Training for the Core Group prior to installation. The remaining personnel will receive Technical Training no later than six (6) months following Acceptance.

  3.3.2.
  Accuray will arrange for one (1) Clinical Site Visit for the five (5) person Core Group prior to installation. This Clinical Site Visit will involve clinical interaction with personnel at an operating CyberKnife center and an opportunity to witness actual patient treatment. Completion of Technical Training is a prerequisite to participation in the Clinical Site Visit.

  3.3.3.
  Accuray will provide On Site Training for three (3) days by Accuray training personnel during the initial patient treatment or "Go Live." However, proctoring and credentialing of physicians and medical staff is the responsibility of the Institution and should be performed separately from Accuray training according to the policies and procedures of the particular Institution or affiliated hospital as applicable. No cost will be incurred by Institution for this On Site Training.

    3.3.4.
    Accuray agrees to pay the training tuition for Technical Training of up to ten (10) people. Cost of training for additional personnel will be according to the then current training price list. The training price list may be updated from time to time, in Accuray's sole discretion.

    3.3.5.
    Technical Training will occur at Accuray's Training Facility in Sunnyvale, California or other regional training facility as Accuray may establish. The Clinical Site Visit will take place at an existing, operating CyberKnife Center in the United States. Institution shall be responsible for the travel and living expenses of all personnel sent for training.

    3.3.6.
    Institution also agrees to provide on-site training to surgeons who may refer patients at their expense.

    3.3.7.
    Institution agrees to send all personnel for training according to the terms outlined herein.

    3.3.8.
    Institution acknowledges and agrees that completion of the Technical Training and Clinical Site Visit by the Core Group are prerequisites for the On Site Training during the initial patient treatment. As such, Accuray shall have the right to reschedule the On Site Training during the initial patient treatment in the event that Institution has not completed the Technical Training and the Clinical Site Visit in a timely manner prior to the initial patient treatment.

  3.4.
  Installation.    During the installation of the Equipment, Institution shall make available all qualified personnel who shall be needed or desirable for the operation of the Equipment.

  3.5.
  Subsequent Training.    Any subsequent training of new or replacement Institution personnel shall be purchased by Institution at prices set forth in Accuray's then current training price list.

  3.6.
  Training On Newly Acquired Upgrades.    Training for newly acquired Upgrades will be provided for Institution's core CyberKnife personnel, up to five (5) people, free of charge. Subsequent training for additional users will be provided per the then current training list price.

4.     USE OF EQUIPMENT

  4.1.
  Intent.    Institution will use the Equipment to perform stereotactic radiosurgery and radiotherapy upon patients, and will use its best marketing and other efforts to maximize utilization of the Equipment when medically indicated. All such surgery and therapy shall be performed consistent with Accuray's published literature relating to the use and capabilities of the Equipment provided to Institution from time to time.

  4.2.
  Patient Volumes.    Institution estimates that it will generate the annual volumes using the Equipment which are set forth in Schedule 2. While these annual volumes are a good faith estimates and not contractual requirements, it is based in part upon these anticipated patient volumes that Accuray is willing to place the Equipment at Institution's site.

  4.3.
  Marketing.    Institution shall be solely responsible for any marketing of the treatment services to be provided utilizing the Equipment at its site. Accuray is involved in marketing CyberKnife equipment generally to care providers, payers, and patients as it believes appropriate from time to time. If requested by Institution, Accuray shall support Institution's marketing program by, among other things, participating in ongoing education of physicians, surgeons and other personnel involved in treating patients with the Equipment, contributing text, graphic and photographic material, and other assistance. Accuray will assign a regional Account Manager whose responsibilities will include Institution and who will assist Institution with education, marketing efforts, and information on reimbursement trends. Nothing in this Section 4.3 shall be deemed to require either Accuray or Institution to engage in any activity which its counsel reasonably believes would violate applicable laws, including but not limited to the Stark and Anti-Kickback Laws, or regulations.

  4.4.
  Institution's Efforts.    Institution shall provide the supporting diagnostic imaging equipment and facilities, working capital, medical and technical staff necessary to provide both the professional and technical components of the surgery and therapy services, and billing and collections for the CyberKnife facility. Accuray shall have no obligation to provide personnel or services other than as explicitly provided in this Agreement.

  4.5.
  Compliance with Laws.    With the exception of US FDA clearance or approval of those applications or indications for use of the CyberKnife G4 which Accuray obtains from time to time, compliance with all other federal, state and local laws, rules, and regulations, public and private, (including licensure requirements, institutional review board/ethics committee approvals, certificates of need, if applicable, facility construction, radiation shielding standards, commissioning requirements, etc.) applicable to Institution's utilization of the Equipment shall be the sole responsibility of Institution.

  4.6.
  Data Collection.    Institution agrees to collect data (including a CyberKnife G4 Treatment Log) with respect to patients treated by Institution utilizing the Equipment as Accuray may reasonably request in support of regulatory approval applications, clinical studies, and promotion. Accuray agrees to not request patient identifying information unless approved in advance by Institution and the patient. Except as legally allowed, Accuray will not release any confidential patient information. Both Institution and Accuray agree to abide by all federal, state, and local laws regarding the treatment of patient information, in particular the privacy regulations promulgated pursuant to Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

  4.7.
  Operating Expenses.    All operating expenses other than those described in this section, including by way of example and not by way of limitation, other staffing (direct costs and indirect and overhead expenses), administrative and medical supplies, general and administrative expenses, fiducials and other consumables, quality assurance equipment, and phantoms, shall be borne exclusively by Institution.

5.     VISITS

  5.1.
  Institution acknowledges and agrees that Accuray may use Institution's CyberKnife G4 site as a "show site" for potential customers of Accuray. All such visits to Institution's site shall be at reasonable times and subject to such reasonable restrictions as are agreed to between Institution and Accuray.

6.     SERVICE AND MAINTENANCE

  6.1.
  Service and Maintenance Terms.    During the Term of this Agreement, as defined below in Section 10.1, Accuray shall be solely responsible for the maintenance and repair of the Equipment as follows:

  6.1.1.
  Accuray agrees to perform preventive maintenance and basic service on the Equipment during the Term according to Accuray's standard preventive maintenance schedule, which is currently every quarter.

    6.1.2.
    Accuray will make reasonable efforts to perform all "on-site" service work around scheduled treatment times (early mornings, nights and weekends, if possible).

    6.1.3.
    Accuray shall provide Institution with a 24-hours-a-day, 7-days-a-week Technical Support number. Accuray, directly or remotely as the situation requires, either with its own personnel or through contractors, shall initially respond telephonically within two (2) hours of receipt of a call for service. If the problem cannot be resolved remotely, Accuray will respond on-site within 12 hours of a determination that on-site service is required.

    6.1.4.
    All parts are covered under this Agreement.

    6.1.5.
    Accuray shall only be responsible for the Accuray supplied equipment and shall exclude interface with other networks, imaging systems, and site infrastructure such as hospital utilities, air handling system, etc.

  6.2.
  Service and Maintenance Fees

  6.2.1.
  Accuray will provide preventive maintenance and timely equipment failure repairs free of charge, as long as Institution generates the Best Effort Basic Service Case Volumes listed in Schedule 2.

  6.2.2.
  If, at the end of any given year, Institution does not meet its Best Effort Basic Service Case Volumes for that year, then Accuray will invoice Institution at the end of that year for Accuray's then current basic service rates, currently $275,000 per year. Accuray gives Institution the option to buy case volumes for 50% of the previous year's average technical fee collected per case/patient to reach Best Effort Basic Service Case Volumes.

  6.3.
  Notice.    Institution shall notify Accuray of any service requirements or issues within a reasonable amount of time.

  6.4.
  Institution's Obligations.

  6.4.1.
  System Quality Assurance Testing

  6.4.1.1.
  The maintenance and support services provided by Accuray under this Agreement do not include any Equipment Quality Assurance Testing ("QA"). Equipment commissioning and QA are the sole responsibility of Institution, and Institution is advised to perform QA on a regular and ongoing basis. In addition, Institution is required to maintain up-to-date QA logs. If Institution fails to perform the appropriate QA of the Equipment, and to record such QA in the appropriate logs, Accuray, reserves the right to refuse to service the Equipment until Institution has brought such QA logs up to date.

  6.4.1.2.
  Prior to performing any scheduled service or preventive maintenance on the Equipment, Accuray will review Institution's QA logs, and if such logs are not up-to-date, Accuray may refuse to service the Equipment. In the event that the requested service is necessary to bring the Equipment to a point where QA can be performed, Accuray will proceed with the service only after Institution signs a written acknowledgement that QA is Institution's sole responsibility and that appropriate QA will be performed prior to conducting any patient treatments. Additional costs that may be incurred as a result of Institution's failure to perform QA testing shall be the sole responsibility of Institution.

  6.4.1.3.
  Institution acknowledges and agrees that proper Equipment commissioning and QA are necessary prerequisites to the first patient treatment and that Accuray has the right to delay the first patient treatment in the event that Institution, in

        Accuray's sole opinion, does not have sufficient time between installation and first patient treatment to properly commission, calibrate and QA the Equipment prior to first patient treatment.

    6.4.2.
    Institution shall be responsible for and shall promptly pay Accuray for any repair of the Equipment which is necessary as a result of any negligent or intentional failure of Institution, its employees or agents to operate the Equipment in accordance with the User Manuals published by Accuray, a copy of which has been provided to Institution. Institution shall keep the User Manuals in a secure location and treat their contents as confidential.

  6.5.
  Uptime

  6.5.1.
  Definitions.    Uptime shall mean any time that the Equipment is not down. Down Equipment means that a patient cannot be treated due to an actual malfunction of the Equipment and that the Equipment is immediately available for an Accuray service engineer to work on it ("Downtime").

  6.5.2.
  Guarantee.    Accuray warrants that the Equipment shall have an Uptime percentage of at least 95% of normal treatment hours on an annual basis during the Term of this Agreement and, in the event Institution purchases the Equipment as permitted herein, for any period during which the Equipment is covered by an Accuray Service Plan. Normal treatment hours shall be from 8:00 AM to 5:00 PM local time Monday through Friday (excluding Federal holidays). The first 12-month period will start as of the Commencement Date.

  6.5.3.
  Calculation.    Downtime will be calculated from the time a down Equipment call is received by Accuray to the time of repair, counting normal treatment hours during the month. The Equipment will be calculated as up when the Equipment repair has been completed and the Equipment is available for treatment during the normal treatment hours, whether or not patients are scheduled for treatment. Scheduled preventive maintenance, Equipment upgrades, and time that the Equipment is unavailable as a result of something beyond Accuray's control, including without limitation (i) Institution's use of the Equipment for purposes other than its intended and authorized purposes, (ii) the negligence of Institution, (iii) the failure of Institution to operate the Equipment in accordance with the Operations Manual, (iv) use by untrained operators, (v) eStops, power outages or the like or (vi) the negligence of any party other than Accuray will be calculated as Uptime.

  6.5.4.
  Reports.    Institution is responsible for recording and reporting Downtime to Accuray. Reports for the previous month's Downtime shall be provided to Accuray on or before the close of business on the third (3rd) business day of each month.

  6.5.5.
  Failure to Meet Guarantee.    If Accuray fails to achieve a 12-month Uptime percentage meeting the foregoing Guarantee in any year, the patient volume for that year set forth in Schedule 2 will be decreased by one patient for every percentage point or fraction thereof that the actual Uptime percentage is below the guaranteed Uptime percentage. The first 12-month period will start as of the Commencement Date.

  6.6.
  Exceptions.    All obligations of Accuray under this Section 6 shall cease in the event of:

  6.6.1.
  Damage from fire, accident, abuse, floods, lightning, natural disasters or other calamities commonly defined as "Acts of God".

  6.6.2.
  The intentional abuse of the System or negligence by Institution.

    6.6.3.
    System hardware or software alterations not authorized by Accuray including any move of the System from its installation site (other than by Accuray or at the express written direction of Accuray).

    6.6.4.
    Use of the System for other than its intended and authorized purposes, or in a manner not consistent with Accuray's operating instructions, including maintenance of the necessary operating environment and line current conditions, and the failure of Institution to cure such matter within thirty (30) days of actual written notice thereof from Accuray.

7.     IMPROVEMENTS AND UPGRADES

  7.1.
  Definitions

  7.1.1.
  Bug Fix.    "Bug Fix" means an error correction or minor change in the existing software and/or hardware configuration that is required in order to enable the existing software and/or hardware configuration to perform to the existing functional specification(s).

  7.1.2.
  Update.    "Update" means a release of the software or a change to the existing hardware containing substantially only error corrections, minor new features, functionality and/or performance improvements, but that would not be required for the existing software and/or hardware configuration to perform to the existing functional specification(s) of that particular product. Such Update would not necessarily replace or extend the life of the existing software and/or hardware configuration of the product. For example, an Update of software would be indicated where the version number is changed by incrementing the numeric digits to the right of the decimal point, e.g., versions 1.1, 1.2, 1.3, and 1.4 would each be Updates of the software.

  7.1.3.
  Upgrade.    "Upgrade" means a release of the software or a change to the existing hardware containing major new features, functionality and/or performance improvements that would enable the existing software and/or hardware configuration to perform to the level of the next version of the software and/or hardware configuration and is designed to replace the older software and/or hardware version of the same product and/or extend the useful life of that product. For example, an Upgrade of software would be indicated where the version number is changed by incrementing the numeric digits to the left of the decimal point, e.g., versions 1.0, 2.0, 3.0, and 4.0 would each be Upgrades of the software.

  7.1.4.
  New Version/New Product    means a release of the software or a change to the hardware that may or may not work with the existing software and/or hardware configuration, but that in its totality requires, in Accuray's sole opinion, enough change to the software and/or hardware configuration to be considered a new version or new product.

  7.2.
  Bug Fixes and Updates.    Accuray shall provide and install at no additional charge to Institution any Bug Fixes and Updates for software that is included as an integral part of the System, as well as any Upgrades relating to safety.

  7.3.
  Upgrades.    Accuray shall provide to Institution and install all hardware and software Upgrades relating to safety or throughput that have major new features as soon as reasonably practical after such Upgrades are regularly and commercially available for sale in the United States, provided that:

  7.3.1.
  Institution is generating patient volumes which are equal to or greater than the Best Effort Upgrade Case Volumes set forth in Schedule 2; and

    7.3.2.
    Accuray reasonably believes that the Upgrades will cost-effectively help improve patient treatment or patient volumes.

  7.4.
  Exclusions.    Upgrades do not include New Product/New Version offerings by Accuray, nor improvements made to the linac, the robot, the workstation, the imaging system, the patient couch, and the CyRIS family of products. This exclusion does not mean, however, that portions of such components would not qualify under the definitions of Upgrade, and such items may be offered as an Upgrade at Accuray's sole discretion.

  7.5.
  Payment for Upgrades.    Upgrades provided pursuant to Section 7.3 shall be valued at Accuray's list price. Institution shall pay for such Upgrades only if and when Institution exercises its purchase option under Section 10 below, and then at their respective depreciated values. The depreciated value of the Upgrades will be added to the Buyout Price listed in Schedule 3.

  7.6.
  Depreciation.    Upgrades shall be depreciated on a monthly (including portions of a month, if applicable) straight-line basis calculated from the date of installation of such Upgrades, as to each such Upgrade. Hardware Upgrades shall be depreciated over a five (5) year period, and software Upgrades over a three (3) year period. In the event Institution exercises its purchase option under Section 10, the Buyout Price listed in Schedule 3 shall be increased by the depreciated value of each Upgrade on the effective date of the Buyout.

  7.7.
  Purchase of Upgrades.    If Institution does not meet its Best Effort Upgrade Case Volumes, then Institution may purchase Upgrades at Accuray's then current list price for Upgrades. If Institution purchases an Upgrade then it will not be added to the Buyout Price listed in Schedule 3.

  7.8.
  Improvements.    If and to the extent that Institution or its employees or affiliated physicians participate in the development of anything which could be considered an improvement or enhancement to the Equipment, including but not limited to Bug Fixes, Updates, Upgrades, and New Versions/New Products, Institution agrees to maintain the confidentiality of such improvements and enhancements, to assist Accuray in obtaining patent, copyright, and other appropriate intellectual property protection thereof, and to assign and to cause such individuals to assign to Accuray (including formal instruments of assignment) all such improvements and enhancements. All such improvements and enhancements shall be and remain the sole and exclusive property of Accuray.

8.     PAYMENT OPTIONS

  8.1.
  Revenue Sharing.    Institution will select one of the Revenue Share alternatives (Plan A or Plan B) listed below by initialing the appropriate box. The Shared Revenue consists of the collected Technical Fees, as defined below in Section 8.2.2, which are then split between Institution and Accuray according to the Revenue Share Plan selected by Institution (the "Revenue Share").

Revenue Share Plans

Select Plan A	Plan A
	Revenue Share Institution/Accuray	Total Payments to Accuray
	50%—50%	50% split on all collections for Term of Agreement
Select Plan B	Plan B
	Revenue Share Institution/Accuray	Total Payments to Accuray
	30%—70%	Up to first $1,500,000
	50%—50%	over $1,500,000, and up to $5,000,000 cumulative
	70%—30%	over $5,000,000 cumulative
  8.2.
  Fees Definitions

  8.2.1.
  Treatment Services.    "Treatment Services" shall be defined as all services provided using the Equipment including but not limited to: treatment planning services, treatment delivery services, and other such services that may become available in the future, for which reimbursement is sought.

  8.2.2.
  Technical Fees.    "Technical Fees" shall be defined as all payments received by Institution for the Treatment Services being provided on the Equipment, excluding the "professional" services collected for the physician surgeons and radiation oncologists administering or prescribing the treatment ("Professional Fee").

  8.3.
  Fee Allocations

  8.3.1.
  "Global" Billing.    In the event of any "global" billing, defined as any bill that requires a combined billing for the technical and professional components, the reimbursement will be allocated 74% to the Technical Fee and 26% to the Professional Fee.

  8.3.2.
  Pooled Rate.    In the event of that the payment to Institution for CyberKnife treatment services are unspecified and fall under a reimbursement payment methodology that is derived from a bundled, pooled, "hold back" or "capitated" arrangement, the reimbursement allocated to the technical and professional components of the CyberKnife treatment shall consist of a "Pooled Rate."

  8.3.2.1.
  The Pooled Rate shall be calculated on each anniversary of the Commencement Date for the succeeding year.

  8.3.2.2.
  For each year following such Commencement Date, the Pooled Rate shall be equal to the average reimbursement for CyberKnife treatment received by Institution from all payers of unbundled rates during the preceding year.

  8.3.2.3.
  For the first year following the Commencement Date, the Pooled Rate will be an estimated rate, calculated 90 days after the Commencement Date, to allow Institution time to negotiate rates with insurance carriers for that first year.

  8.3.3.
  Inpatient Rate. In the event that a patient is treated with the Equipment while being an inpatient at Institution when such services are rendered and the Institution is paid on a DRG-like basis, Institution agrees to pay Accuray according to the payment methodology outlined in Paragraph 8.1.

  8.4.
  Minimum Monthly Payments.    Starting with the first (1st) month following the Commencement Date, in the event that the Revenue Share payment to be made by Institution to Accuray is not equal to or greater than $35,000, Institution shall make a minimum monthly payment of at least $35,000 per month, notwithstanding the actual amount of any fees collected by Institution with respect to such month (the "Minimum Monthly Payment"). The Minimum Monthly Payments will be due on the third (3rd) business day of each month and shall continue for the Term of this Agreement. For the avoidance of doubt, and by way of example, if the Commencement Date is on any day of the month of May, the Minimum Monthly Payment shall commence on the 15th day of June.

  8.5.
  Revenue Share Payments.    Revenue Share payments are due for the entire length of this Agreement. Revenue Share payments shall be reduced by the Minimum Monthly Payment made for that particular month in which the revenue was generated (i.e., the month when the collections were received). If the Revenue Share due to Accuray in any given month is less than the Minimum Monthly Payment, then Institution shall pay the Minimum Monthly Payment in that month only.

  8.6.
  Funding.    Institution understands that Accuray may obtain funding to invest in the placement program and may use the CyberKnife and Institution's minimum and other payments as collateral (or the title of the CyberKnife may be transferred to a third party as part of a financing agreement). Institution agrees to provide reasonable information to allow this financing.

9.     PAYMENT TERMS

  9.1
  Payment.    On or before the close of business on the third (3rd) business day of each month following the month that contains the Commencement Date, however, no later than sixty (60) days following the Delivery Date, Institution shall pay to Accuray the greater of the Minimum Monthly Payment for the prior month (subject to Section 8.4) or Accuray's Revenue Share for the prior month.

  9.2.
  Best Efforts.    Institution agrees to use its best efforts to obtain prompt payment, from patients and third-party payers and at the rates lawfully available in the market or markets served by Institution, for services rendered by Institution utilizing the Equipment. Accuray's personnel who have knowledge and experience in obtaining reimbursement for such services may assist Institution in strategizing as to such reimbursement, but Institution shall be responsible for applying for and obtaining such payment and reimbursement. Nothing in this paragraph is intended to suggest that either party will do anything inconsistent with the anti-fraud provisions of healthcare laws or regulations.

  9.3.
  Reporting.    On or before the close of business on the third (3rd) business day of each calendar month following the month that contains the Commencement Date, Institution shall report to Accuray all Treatment Services performed utilizing the Equipment, all amounts billed therefor during the previous month, and all amounts collected during the previous month.

  9.4.
  Records and Audit.    Upon the request of Accuray, and subject to a Business Associate Agreement, if any, Institution shall provide to Accuray all documentation in its possession supporting calculation of any Payment or Payments. If and to the extent Accuray reasonably deems it necessary, Institution shall provide patient by patient information, redacted only to the extent required by a Business Associate Agreement, if applicable. Accuray shall have the right to audit the books and records of Institution as they relate to the calculation of any Payment or Payments. Any audit disclosing a Payment which is less than 5% lower than it should have been shall be at the expense of Accuray. Any audit disclosing a Payment which is

    5% or more lower than it should have been shall be at the expense of Institution. In the event that Accuray wishes to audit Institution's books and records, then Accuray and Institution will agree on a mutually acceptable date and time for such audit (the "Audit Date"). Once the Institution and Accuray have agreed upon the Audit Date, Accuray will incur expenses associated with the audit, for example travel to the site, preparation, auditor's time and expenses, etc. Should Institution not be prepared to proceed with the audit on the Audit Date, then, notwithstanding any provisions in this Section 9.4 to the contrary, Institution shall promptly reimburse Accuray for any reasonable expenses incurred by Accuray including down time and travel expenses of the Accuray auditor.

  9.5.
  Financial Statements. If requested in writing by Accuray, Institution will provide recent audited or certified financial statements within fourteen (14) calendar days.

  9.6.
  Payment Due Date.    Institution will provide Accuray the previous month's billing and collection statements and any other relevant statements by the third (3rd) business day of each month, together with payments of the Minimum Monthly Payment or Revenue Share payments due to Accuray in that month.

  9.7.
  Taxes.    The Payments described in Section 8 above are exclusive of taxes (e.g. sales, use, rental or similar taxes), duties, license or other fees, etc. If the use or possession of the Equipment by Institution pursuant to this Agreement results in the imposition of any taxes, duties, or other fees, or requires the issuance of any permits or licenses, such taxes, duties or fees (other than taxes upon Accuray's net income) shall be paid, and such permits and licenses applied for and maintained, by Institution. Any sales, use, rental or similar tax computed on the basis of the Payments and required to be collected by Accuray shall be paid by Institution with and in addition to the related Payment.

  9.8.
  Late Fees.    Institution shall pay Accuray a late fee of 2% on each Payment made after the Payment Due Date, as well as interest at the rate of 1% per month (or the maximum rate that as is permitted by applicable laws, if less) from the Payment Due Date to the date it was received by Accuray.

  9.9.
  Options.    Institution agrees that the placement program does not cover options, additional equipment, bunker expenses, calibration and quality assurance equipment (such as phantoms) or consumables (such as fiducials).

10.   TERM AND TERMINATION

  10.1.
  Term.    The duration of this Agreement is for five (5) years from the Commencement Date ("Term"). Institution has an option to terminate, extend for a period of years, or buyout this Agreement after five (5) years.

  10.2.
  Termination

  10.2.1.
  Option to Terminate.    Either party may terminate this Agreement after the fifth year with 180 days written notice.

  10.2.1.1.
  If Accuray terminates, Accuray pays for dismantling and shipping costs back to Accuray.

  10.2.1.2.
  If Institution terminates, Institution pays for dismantling and shipping costs back to Accuray.

  10.2.2.
  Termination for Delay.    Time is of the essence. Accuray may terminate this Agreement if Institution is not ready for installation of the Equipment within two (2) months of

      Delivery Date, and Institution may terminate this Agreement if Accuray is not able to ship the Equipment within two (2) months of Delivery Date.

    10.2.3.
    Service on Termination.    The Equipment shall be returned to Accuray in the same condition, less normal wear and tear, as when delivered to Institution. The costs of any repairs or maintenance (other than that assumed by Accuray in Section 6 of this Agreement) required to give full effect to the intent of the provisions of this Section 10.2.4 shall be borne by Institution and all such repair or maintenance shall be completed prior to return of the Equipment to Accuray.

  10.3.
  Extension

  10.3.1.
  Automatic Extension.    After the fifth year, this Agreement will automatically renew for additional one (1) year periods under the same terms, unless either party elects to terminate the Agreement as set forth in Section 10.2.1.

  10.3.2.
  Option to Extend for a Period of Years.    The parties may elect, by written agreement entered into 180 or more days before the fifth anniversary of the Commencement Date, to extend the Term of this Agreement for an additional period of years to be agreed upon between the parties.

  10.4.
  Buyout

  10.4.1.
  Option to Buyout.    On any anniversary following year five (5), Accuray will provide an exit strategy enabling Institution to buy out Accuray's interest in this program including the CyberKnife G4 at the predetermined price and terms set forth in Schedule 3, with 180 days written notice.

  10.4.2.
  Service on Buyout.    Accuray agrees that, beginning with the effective date of purchase of the Equipment, and provided Institution has done nothing to make the Equipment ineligible for ongoing service, Accuray will be willing to provide to Institution, on its then-standard terms and at its then-standard pricing, a Service Plan covering the Equipment. Institution understands that, as presently configured, some but not all of Accuray's Service Plans include benefits comparable to those set forth in Sections 6 of this Agreement and Accuray makes no representations as to what type or types of service plans may or may not be offered at the time of purchase.

  10.5.
  Payment at Termination or Buyout.    Institution will pay Accuray the amount due for all services performed using the Equipment to the date of termination or buyout, calculated based on expected billings and expected collections. Payment will be made within thirty (30) days. The difference between the estimate paid and the actual amount (based on actual collections and Minimum Monthly & Revenue Share payments) will be calculated and paid (by the appropriate party) within thirty (30) days of the end of each subsequent calendar quarter.

  10.6.
  Survival.    Upon termination the parties' obligations under this Agreement shall cease effective upon the effective date of termination or buyout of the Equipment by Institution, except for those set forth in Sections 4.6, 5, 9.4, 9.7, 10.2.3, 11.2, 12, 13, 15, 16, 17, and 19.2 of this Agreement.

11.   COMPLIANCE WITH LAW

  11.1.
  Compliance by Parties.    Institution and Accuray shall each do all acts necessary to comply with, and shall cause their respective officers, directors, employees, contractors and agents to comply with, any and all federal, state, and local laws and regulations applicable to each of them. This provision includes but is not limited to legal requirements of privacy of patient-

    specific records, which is discussed more specifically in Section 4.6 above and Section 12 below.

  11.2.
  Change in Law with Adverse Consequences

  11.2.1.
  Change in Law.    As used herein, "Change in Law" shall mean: (i) any new legislation enacted by the federal or any state government; (ii) any third-party payer's or any governmental agency's (including but not limited to the Internal Revenue Service, the Office of the Inspector General of the U.S. Department of Health and Human Services, and comparable state agencies with jurisdiction over the subject matter of this Agreement), passage, issuance or promulgation of any new rule, regulation or guideline or interpretation of an existing law, rule, regulation or guideline; or (iii) any judicial or administrative body's issuance of any order or decree.

  11.2.2.
  Adverse Consequences.    As used herein, "Adverse Consequence" shall mean a Change of Law that prohibits, invalidates, restricts, limits, renders unenforceable or otherwise affects a Party's rights or obligations hereunder in a material manner or otherwise makes it desirable for either Party to restructure the relationship established hereunder because of material adverse legal consequences expected to result from such Change of Law.

  11.2.3.
  Good Faith Revision.    Notwithstanding any other provision of this Agreement, if during the term hereof any Change of Law results in an Adverse Consequence, Institution and Accuray shall make good faith efforts to revise this Agreement in order to avoid such Adverse Consequence(s). Where such Change in Law results in any particular provision of this Agreement becoming invalid or unenforceable, the parties agree to first attempt to revise the Agreement so that the remaining provisions shall be enforceable and binding except where severance of the invalid or unenforceable provision substantially changes the rights and duties of the parties.

  11.2.4.
  Termination.    If the Parties are unable to revise this Agreement so as to avoid such Adverse Consequence(s) following sixty (60) days of good faith negotiation, and severance of the invalid or unenforceable provision substantially changes the rights and duties of the parties, then the party adversely affected may terminate this Agreement upon written notice to the other.

12.   PATIENT INFORMATION

  12.1.
  In performing its obligations under this Agreement, Accuray may receive from Institution, or create or receive on behalf of Institution, patient healthcare, billing, or other confidential patient information ("Patient Information"). Patient Information, as the term is used herein, includes all "Protected Health Information," as that term is defined in 45 CFR 164.501. Accuray shall use Patient Information only as necessary to provide the services to Institution as set forth in this Agreement. Accuray shall comply with all Federal and state laws, rules and regulations relating to the confidentiality of Patient Information, including the privacy regulations promulgated pursuant to Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

13.   CONFIDENTIALITY

  13.1.
  Confidential Information.    All drawings, designs, specifications, manuals and programs furnished to the Institution by Accuray shall remain the confidential and proprietary property of Accuray. All such information, except as may be found in the public domain, shall be held in confidence by Institution and shall not be disclosed by Institution to any third parties.

    Institution agrees not to disclose any such information to any third party which is not bound by a comparable obligation of confidentiality to Accuray. It is understood and agreed that this obligation does not apply to information which: (a) is in the public domain, through no breach of this or such other confidentiality agreement; (b) was in the possession of Institution at the time of the initial disclosure by Accuray as evidenced by documents in Institution's files predating such disclosure; (c) was received by Institution from a third party, before or after the time of disclosure by Accuray, so long as such information was not disclosed by such third party directly or indirectly in violation of a confidentiality agreement with Accuray; or (d) is required to be disclosed by Institution by law or by virtue of a final court order, provided that Institution must promptly notify Accuray when such disclosure is sought, and Accuray must be afforded an opportunity to oppose the request for disclosure.

  13.2.
  Confidentiality.    Accuray agrees to keep confidential all site specific collection information. Aggregated information may be used by Accuray in the normal course of its business. Institution agrees to keep confidential the terms and conditions of this Agreement within Institution and its parent organization, as applicable.

  13.3.
  Remedies.    Since unauthorized disclosure of Confidential Information will diminish the value to Accuray of the proprietary interests that are the subject of this Agreement, if Institution breaches any of its obligations hereunder, Accuray shall be entitled to all available remedies in equity or in law to protect its interests therein, including but not limited to injunctive and/or monetary relief.

14.   NON-COMPETE

  14.1.
  During the Term of this Agreement, Institution shall not own, operate, or have any interest in any stereotactic radiosurgery or radiotherapy device or system, whether at the site at which the Equipment is located or elsewhere, which is not already in service at the time of the delivery of the Equipment to Institution, other than the CyberKnife G4 Robotic Radiosurgery System.

15.   INDEMNITY AND INSURANCE

  15.1.
  Accuray agrees to indemnify, hold harmless, and defend Institution from and against any and all liability to third parties resulting from the failure of the Equipment, when properly operated by Institution in accordance with the written specifications provided by Accuray to Institution, in such proportion as reflects its relative fault therefore, but shall have no other or further responsibility with respect to any such damage or injury.

  15.2.
  Institution agrees to indemnify, hold harmless, and defend Accuray from and against any and all liability to third parties arising out of Institution's use of the Equipment except if and to the extent such liability arises out of a failure described in Section 15.1 above, in such proportion as reflects its relative fault therefore, but shall have no other or further responsibility with respect to any such damage or injury.

  15.3.
  For the Term of this Agreement, Accuray shall, at its sole cost and expense, maintain product liability and property damage insurance covering the Equipment with the following minimum coverage: Basic liability and product liability of $1,000,000; equipment coverage at replacement value; and a liability umbrella policy of $3,000,000. A certificate evidencing such coverage shall be provided by Accuray to Institution upon request by Institution.

  15.4.
  Institution shall maintain comprehensive general liability insurance covering its services provided with the Equipment and its premises where the Equipment is located and shall require that each physician who provides treatment utilizing the Equipment, and each other person who performs other medical services on patients referred for treatment with the Equipment, shall maintain professional liability insurance in such amounts and in such form as is customary for such persons in their respective professional fields as well as in Institution's community. Upon request by Accuray, Institution shall furnish Accuray evidence of such insurance coverage.

16.   WARRANTIES

  16.1.
  There are no warranties provided under this Agreement except as expressly stated in Section 6.5.

  16.2.
  ACCURAY EXPRESSLY EXCLUDES ALL OTHER EXPRESS OR IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, USE OR APPLICATION, UNLESS OTHER WARRANTIES ARE EXPRESSLY AGREED TO IN WRITING BY ACCURAY.

17.   LIMITATION OF LIABILITY

  17.1.
  ACCURAY'S AGGREGATE LIABILITY IN DAMAGES OR OTHERWISE SHALL NOT EXCEED THREE MILLION DOLLARS ($3,000,000). IN NO EVENT WILL ACCURAY BE LIABLE TO INSTITUTION FOR ANY LOST PROFITS, LOST SAVINGS, LOST REVENUES OR DOWNTIME, SPECIAL, INDIRECT, INCIDENTAL DAMAGES OR OTHER CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE EQUIPMENT.

18.   BREACH AND REMEDIES

  18.1.
  Breach.    The occurrence of any of the following shall constitute an event of breach hereunder ("Event of Breach"):

  18.1.1.
  Default in Payments.    If Institution shall fail to pay all or any portion of any Payment, when and as the same shall come due and payable, whether at the due date thereof or by acceleration, or shall fail to make any other payment required by this Agreement, and such failure continues for a period of ten (10) business days after receipt of notice; or

  18.1.2.
  Other Breach.    If either party shall breach or shall be in default under any of the terms and conditions of this Agreement and such breach or default shall not be cured within thirty (30) days after receipt of notice with respect thereto from the non-breaching party; or

  18.1.3.
  Bankruptcy, Insolvency, etc.    If Institution is subjected to any proceeding under the Bankruptcy Act or is insolvent or if any substantial part of Institution's property is subjected to any levy, seizure, assignment, application, or sale for or by any creditor or government agency; or

  18.1.4.
  Licenses.    If any license or other required government approval of Institution is at any time suspended, terminated, revoked or limited in any manner that has a material adverse effect on the use of the Equipment.

  18.2.
  Remedies.    If any Event of Breach shall occur and be continuing, the non-breaching party may, at its option, exercise any one or more of the rights and remedies as follows:

  18.2.1.
  Accuray or Institution may terminate this Agreement.

    18.2.2.
    Accuray or Institution may take any action at law or in equity to collect any or all amounts then due and thereafter to become due under this Agreement, or to enforce performance and observance of any obligation, agreement or covenant of Accuray or Institution under this Agreement.

    18.2.3.
    Accuray may accelerate and declare to be immediately payable the entire balance of all Payments and all other amounts due and owing under the Agreement plus the sum of all Payments and other amounts reasonably likely, based upon the previous six months' Payments, to become payable during the balance of the Term of this Agreement.

    18.2.4.
    Accuray may, directly or by its agent, and without notice or liability or legal process, enter upon any premises where the Equipment may be located, take possession of and remove the Equipment (any damages occasioned by such taking of possession and removal being waived by Institution).

19.   GENERAL PROVISIONS

  19.1.
  Press Releases.    Accuray and Institution shall each have the right to announce the installation to the press and shall provide copies of any press release to the other party so that they have a reasonable chance to provide input on the announcement.

  19.2.
  Notices.    All notices required or permitted under this Agreement will be in writing and delivered in person, effective immediately, by overnight delivery service, effective two (2) business days after deposit with carrier, or by registered or certified mail, postage prepaid with return receipt requested, effective five (5) business days after deposit with carrier. All communications will be sent to the addresses set forth below or to such other address as may be specified by either party in accordance with this Section.

To Accuray:	To Institution:
Accuray Incorporated Attention: Chief Financial Officer 1310 Chesapeake Terrace Sunnyvale, CA 94089 with cc to: General Counsel
  19.3.
  Trademarks.    Accuray is the owner of the trademark CyberKnife®, and related trademarks in the U.S. and around the world. If Customer wishes to use the CyberKnife or other Accuray trademarks in association with a business name, Accuray requires that Customer execute Accuray's standard royalty-free Trademark License Agreement specifying the requirements for and the nature of the acceptable use. Without the necessary license, Customer is not entitled to use the Accuray marks with a business name or to otherwise use language which would suggest a license with Accuray.

  19.4.
  Waiver.    A waiver by either party of a breach or failure to perform under this Agreement shall not constitute a waiver of any subsequent breach or failure of the same or any other provision of this Agreement.

  19.5.
  Force Majeure.    Neither party shall be required to perform any obligation hereunder if, while, and to the extent such performance is prevented by Act of God, war, civil disobedience, strike, work stoppage, transportation conditions, laws, regulations, ordinances or acts of any governmental agency or any other cause which is beyond the reasonable control of such party. Subject to the more specific provisions of Section 1 above, all dates of performance herein shall be extended for a period equal to any period during which performance is so suspended.

  19.6.
  Assignment And Subletting.    Except with Accuray's prior written consent, Institution may not assign or otherwise transfer or pledge all or any part of its rights or obligations hereunder and any attempted assignment or other transfer or pledge shall be void. Accuray may assign this Agreement, without Institution's consent, to an affiliate or to a successor or acquirer, as the case may be, in connection with a merger or acquisition, or the sale of all or substantially all of Accuray's assets or the sale of that portion of Accuray's business to which this Agreement relates.

  19.7.
  Amendments.    Any amendment or modification of this Agreement must be made in writing and signed by duly authorized representatives of each party. For Accuray, a duly authorized representative must be any of the following: CEO, CFO, or General Counsel.

  19.8.
  Applicable Law.    This Agreement shall be interpreted, and disputes related to it resolved, in accordance with the substantive laws of the State of California, not including its conflict of laws or choice of law provisions, in a court of competent jurisdiction, in Santa Clara County, State of California, and in no other place, provided that, in Accuray's sole discretion, such action may be heard in some other place designated by Accuray (if necessary to acquire jurisdiction over third persons), so that the dispute can be resolved in one action. Institution hereby consents to the jurisdiction of such court or courts and agrees to appear in any such action upon written notice thereof. No action, regardless of form, arising out of, or in any way connected with this Agreement may be brought by Institution more than one (1) year after the cause of action has occurred.

  19.9.
  Severability.    If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

  19.10.
  Entire Agreement.    This Agreement contains the entire Agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings, representations and warranties, written and oral. If any part of the terms and conditions stated herein are held void or unenforceable, such part will be treated as severable, leaving valid the remainder of the terms and conditions.

  19.11.
  Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers, thereunto duly authorized, on the Effective Date. The parties acknowledge and agree that this Agreement does not become effective until it has been signed by all parties indicated below.

[NAME OF INSTITUTION]	ACCURAY INCORPORATED
By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

The undersigned acknowledges that the terms and conditions of this Agreement meet the policies and procedures of Accuray.

Signed:		Dated:
General Counsel, Accuray Incorporated

SIGNATURE PAGE TO PLACEMENT AGREEMENT

Schedule 1

CyberKnife G4—Placement Equipment

List price of this configuration is $4,145,000

ROBOTIC TREATMENT DELIVERY SYSTEM

  Image-Guidance Components

  •
  Target Locating Subsystem (TLS)—Employs two x-ray imaging systems providing a pair of orthogonal images at each treatment node. The images are digitized and compared to images synthesized from the patient's CT data. The TLS subsystem provides real-time precision information about the location of the treatment target, including compensation for small transitional movements of the patient or the target during the treatment process.

  •
  In-Floor Amorphous Silicon X-Ray Detectors—The imaging system uses two solid-state amorphous silicon sensor panels (40cm × 40 cm) built into the floor of the treatment room. Discrete photodiodes are arranged in a 1024 × 1024 pixel matrix. The resolution results in a pitch of 400 um. Unlike traditional imaging detectors used prior to patient treatment only, the CyberKnife state-of-the-art detectors provide direct digital output throughout treatment.

  •
  Target Locating System Control Console (TLSCC) and Computer—This unit controls the diagnostic X-ray sources and amorphous silicon imaging panels in acquiring images, as well as conducting image correlation to determine patient displacement during treatment.

  Linear Accelerator Components

  •
  600 MU/min. Linear Accelerator (Linac)—The Linac consists of an electron gun and a series of microwave cavities under vacuum. The X-band Linac provides a collimated beam of 6 MV X-rays. The compact size allows unique manipulation by the intelligent robotic system that provides hundreds of different isocentric and non-isocentric beam directions allowing high conformality and avoidance of critical structures.

  •
  X-Ray Head—The assembly contains the Linac, magnetron, microwave wave-guide components, the pulse transformer, water circulating connections, and a gas pressurizing connection for the wave-guide.

  •
  Secondary Collimators—(in millimeters: 5, 7.5, 10, 12.5, 15, 20, 25, 30, 35, 40, 50, 60, pinhole and blank) Interchangeable collimators allow for greater flexibility and conformability during the treatment planning process.

  •
  Modulator—This assembly contains the high voltage (HV) pulse-generating circuits that drive the Radio Frequency (RF) system located in the X-ray head.

  •
  Chiller—The chiller cools the Linac and consists of a re-circulating pump, a water reservoir, and a refrigeration unit with chiller and temperature regulating control (used to maintain a stable operating temperature), water temperature indicator and status lamps. This is a closed loop system that does not require external facility connections.

  Robotic Manipulator

  •
  Unlike any other radiosurgery system in the world, Accuray's robotic system (manipulator) carries and aims the Linac providing automated positioning in six-degrees of freedom to within 0.12mm precision. It provides greater reach and flexibility than traditional gantry style linacs.

  Axum® Treatment Couch & Automatic Patient Positioning System

  •
  Automatic patient positioning system that is fully integrated with the image-guidance system to enable accurate alignment of patients in one step.

  Power Distribution Unit (PDU)

  •
  The Power Distribution Unit is the AC power source for the entire CyberKnife® G4 system. It uses a 208VAC, 3 phase, 150 amp input.

TREATMENT PLANNING SYSTEM

  CyRIS™ MultiPlan™ Treatment Planning Computer

  •
  The CyRIS MultiPlan planning system, one of the newest offerings from Accuray's CyRIS family of products, combines the latest innovations in dose optimization technology and automated treatment planning tools to enable clinicians to provide radiosurgery treatments of unprecedented accuracy and effectiveness. This planning system combines forward and inverse, isocentric and non-isocentric and conformal and non-conformal planning methods, advanced image fusion capabilities for CT, MR, PET and 3D Angiography images, 2D and 3D auto segmentation and contouring tools and a powerful 3D graphical evaluation options into an easy-to-use, Windows®-based work station. With its unique real-time optimization feedback process, MultiPlan allows clinicians to make adjustments during plan optimization, an advancement that significantly accelerates the creation of treatment plans.

  CyRIS™ InView™ Workstation

  •
  A remote image fusion and contouring station designed to streamline the pre-planning step of image preparation and tumor volume definition by enabling the user to complete this critical step within minutes from the hospital or remotely. One CyRIS InView Workstation is included.

  CK Remote™ Open Architecture

  •
  Import DICOM RT image sets (CT, MR and PET) and ROI

CLINICAL APPLICATION MODULES

  Synchrony™ Respiratory Tracking System

  •
  The CyberKnife System with the Synchrony Respiratory Tracking System is the only radiosurgery system in the world that identifies tumor position throughout the treatment and synchronizes treatment delivery to the motion of the tumor throughout the respiratory cycle. The Synchrony System permits patients to breathe normally during their treatment, without breath-holding or gating techniques. The System will allow physicians, for the first time, to treat their patients with much tighter margins, no longer having to add significant margins to compensate for a moving target, thus sparing more healthy tissue.

  Xsight™ Spine Tracking System

  •
  Xsight™ Spine Tracking System from Accuray eliminates the need for surgical implantation of uncomfortable radiographic markers, or fiducials, in the delivery of radiosurgery treatments along the spinal column. Xsight relies on the bony anatomy of the spine to automatically locate and track tumors along the spinal column.

DATA MANAGEMENT SYSTEMS

  Patient Archive and Restore System

  •
  The Patient Archive and Restore System includes a PC workstation that is networked to the CyberKnife system patient database. It allows archiving of patient records either on-line to the PC's hard drive or off-line to DVD media, as well as later restoring of patient records back into the CyberKnife system patient database for possible follow up treatment. Both of these processes occur as background processes freeing up the Treatment Delivery and Treatment Planning Systems from performing these tasks, enhancing the overall clinical workflow.

Schedule 2

Best Effort Case Volumes

	Basic Service Case Volumes	Upgrades Case Volumes
Year 1	85	110
Year 2	125	150
Year 3	160	200
Year 4	200	240
Year 5	240	275
Subsequent	240	300

Schedule 3

Buyout Option

No Buyout for the first five (5) years. Institution can buy out Accuray's interest in this program and the Equipment at end of:

Year	Buyout Price
5	$2,910,000
6	$2,530,000
7	$2,120,000
8	$1,740,000
9	$1,370,000
10 and subsequent	$950,000

In the event that Institution exercises its Buyout Option, the Buyout Price shall be increased by the depreciated list price on the effective date of the buyout of each upgrade. Hardware upgrades shall be depreciated on a monthly basis (including portions of a month, if applicable) over a five (5) year period, and software upgrades over a three (3) year period.

The Buyout Price is based upon Accuray's list price for the equipment listed in Schedule 1, if additional equipment is added prior to installation, then the Buyout Price for the Equipment shall be adjusted based upon Accuray's list price of that additional equipment at the time of installation.

QuickLinks

CYBERKNIFE G4 PLACEMENT AGREEMENT